Exhibit 99.1
                                                                   ------------

                           N E W S     R E L E A S E

  Aphton Reports Latest Tumor Responses from Phase II Gastric Cancer Trial and
              Describes Unusual Pattern in Second Complete Response

                                February 6, 2003

Miami, FL - Aphton Corporation (NASDAQ: APHT) - Aphton reported today an interim analysis of tumor response results from its clinical trial with patients with metastatic stomach cancer who were treated with Aphton's G17DT and chemotherapy consisting of cisplatin and 5FU. This report follows interim response results reported at the American Society of Clinical Oncology (ASCO) on May 17, 2002, with an overall tumor response rate of 48.3% and an interim report dated July 31, 2002, with an overall tumor response rate of 51.4%.

A total of 103 patients were enrolled, of which 73 were evaluable and reported upon today. 37 patients had either a partial or a complete tumor response, for an overall tumor response rate of 51%. Two patients had a complete response (CR
- no detectable residual tumor) and 35 had a partial response (PR). An additional 23 patients had stable disease. Thus, a total of 82% of the patients had either tumor shrinkage or stable disease. Throughout the trial, there was no systemic toxicity attributed to G17DT.

One patient showed a previously unseen response pattern. He first responded to treatment with the combination of G17DT and cisplatin/5FU with a reduction of the tumor lesions by approximately 70% (a partial response). Subsequently, the disease stabilized; i.e. the size of the lesions did not increase for between 7 to 8 months, in spite of discontinuation of treatment with cisplatin halfway through the study period because of neuropathy. An additional treatment with G17DT in October 2002, the 5th overall, resulted in a reduction of the tumor lesions (PR) by a further 80%. Subsequent to the sixth treatment in January 2003, there was a complete disappearance of all lesions, the second complete response in the study. Sixteen months after his first treatment, the patient is alive and doing well, with no residual tumor detectable.

The characteristics of the patient's response after extended treatment with G17DT without cisplatin strongly suggest a direct relation between anti-gastrin immunotherapy and the disappearance of the tumor lesions. Aphton's anti-gastrin targeted immunotherapy adds a biological, non-toxic dimension to the treatment of gastrointestinal cancers.

There is only one large, randomized, phase III clinical trial that has been reported in the medical literature with cisplatin plus 5FU for patients with advanced gastric cancer. Of 399 total patients enrolled in the trial, 245 were evaluable. For the patients treated with cisplatin plus 5FU, the tumor response rate was 20%, as reported by the European Organization for Research and Treatment of Cancer (EORTC) which conducted the trial. The results reported by Aphton today compare favorably with those results. They

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represent a 155%  improvement  relative to the 20% results reported in the EORTC clinical trial.

It is estimated that there are approximately 570,000 patients with gastric cancer in the US, Europe and Japan, alone. The prognosis for the overwhelming majority of these patients is very poor. Patients diagnosed with metastatic disease have five-year survival rates of only about three percent. Surgery and chemotherapy are the primary treatment options currently, but have shown only very limited benefit. Aphton believes that its anti-gastrin targeted immunotherapy approach has the potential to extend patient survival without adding toxicity.

Aphton Corporation is a biopharmaceutical company in one Phase III and three Phase II clinical trials developing products using its innovative vaccine-like technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases worldwide. Aphton has several strategic alliances including strategic alliances with Aventis (NYSE:
AVE) for treating gastrointestinal system and other cancers with G17DT in North America and Europe; and GlaxoSmithKline (NYSE: GSK) for reproductive system cancer and non-cancer diseases worldwide; and others.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number or risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement, except as may be required under applicable securities law.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.


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